Exhibit 99.1

SomaLogic Announces the Appointment of Biotech Veteran Troy Cox as Executive Chairman of the Board of Directors

BOULDER, Colo., SAN DIEGO, Ca.— SomaLogic (NASDAQ: SLGC), a leader in AI data-driven proteomics technology, today announced the appointment of current board member and biotech veteran Troy Cox as Executive Chair to the company’s Board of Directors. The current Chair, Chuck Lillis, will remain on the board. Changes are effective as of today, October 17, 2022.

Mr. Cox brings over thirty years of experience in the life sciences and biopharmaceuticals industry to his expanded position as Executive Chair of the Board. Mr. Cox was the President and CEO of Foundation Medicine from early 2017 through the acquisition by Roche, valuing Foundation Medicine at $5.3 billion. Prior to Foundation Medicine, he served as Senior Vice President and Officer at Genentech, leading U.S. BioOncology for a period of unprecedented growth to over $12 billion while helping to steer the Roche Genentech R&D portfolio. Before Genentech, he held executive and senior roles of increasing responsibility including President of UCB BioPharmaceuticals, Senior Vice President of Sanofi-Aventis, and diverse foundational roles at Schering-Plough.

“We thank Mr. Lillis for serving as Chair for nearly 3 years and are grateful for his continued service as a board member. We are very pleased to appoint Mr. Cox as Executive Chair of SomaLogic’s Board of Directors,” said SomaLogic Chief Executive Officer Roy Smythe, M.D. “His input and guidance have been instrumental to our strategic and commercial progress through our 2021 Nasdaq listing and evolution as a public company. We look forward to leveraging his extensive leadership experience as we execute the next phase of SomaLogic’s growth.”

“I’m convinced that proteomics will become increasingly critical to the development of novel therapeutics and improving patient care. Somalogic is well positioned to lead the way,” said Cox. “I am inspired by this company’s future prospects and look forward to continuing my work with such a dedicated team as Executive Chair of the Board.”

About SomaLogic

SomaLogic (Nasdaq: SLGC) seeks to deliver precise, meaningful and actionable health-management information that empowers individuals worldwide to continuously optimize their personal health and wellness throughout their lives. This essential information, to be provided through a global network of partners and users, is derived from SomaLogic’s personalized measurement of important changes in an individual’s proteins over time. For more information, visit www.somalogic.com and follow @somalogic on Twitter.

Media Contact

Emilia Costales

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Investor Contacts

Lauren Glaser

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Marissa Bych

Gilmartin Group LLC

Marissa@gilmartinir.com